                                  UNITED STATES
                       SECURITIES AND EXCHANGE  COMMISSION
                             WASHINGTON, D.C. 20289

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                          MUSICLAND STORES CORPORATION
                    ----------------------------------------
                                (NAME OF ISSUER)

                    COMMON STOCK, PAR VALUE, $0.01 PER SHARE
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    62758B109
                    ----------------------------------------
                                 (CUSIP NUMBER)




Check the following box if a fee is being paid with this statement. / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 29 Pages

CUSIP NO. 62758B109                   13G                     PAGE 2 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Jack W. Eugster                               SSN:  ###-##-####
          2628 Kelly Avenue
          Excelsior, MN  28331

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                      31,485
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                   1,684,390

                         (8)  SHARED DISPOSITIVE POWER

                                      32,685

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,549,232

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.9%

(12) TYPE OF REPORTING PERSON*

                                       IN

CUSIP NO. 62758B109                    13G                    PAGE 3 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Keith A. Benson               SSN:  ###-##-####
          2523 Kelly Avenue
          Excelsior, MN  28331

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                         485
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     584,059

                         (8)  SHARED DISPOSITIVE POWER

                                       5,485

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,232

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                    PAGE 4 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Gary A. Ross                                  SSN:  ###-##-####
          2608 Crosby Road
          Wayzata, MN  28391

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                       1,101
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     632,859

                         (8)  SHARED DISPOSITIVE POWER

                                       1,101

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,848

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                     PAGE 5 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Larry C. Gaines                               SSN:  ###-##-####
          5935 Boulder Bridge Lane
          Shorewood, MN  28331

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                         485
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     243,539

                         (8)  SHARED DISPOSITIVE POWER

                                         485

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,232

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                    PAGE 6 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Bruce B. Bausman                          SSN:  ###-##-####
          1381 County Road 2401
          Silverthorn, CO  80498

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                     22
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                     4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                          117,096

                         (8)  SHARED DISPOSITIVE POWER

                                     22

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,769

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                     PAGE 7 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert A. Henderson                            SSN:  ###-##-####
          6330 Trap Lane Circle
          Chanhassen, MN  28317

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                     485
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                     4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                          194,757

                         (8)  SHARED DISPOSITIVE POWER

                                     485

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,232

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                     PAGE 8 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Douglas M. Tracey                               SSN:  ###-##-####
          3575 Lanam Ridge Road
          Nashville, IN  47448

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                  4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       107,728

                         (8)  SHARED DISPOSITIVE POWER



(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                     PAGE 9 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Richard C. Casari                 SSN:  ###-##-####
          1845 Holly Lane
          Plymouth, MN  28447

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                     421
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                   4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         84,963

                         (8)  SHARED DISPOSITIVE POWER

                                     421

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,168

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 10 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Paula M. Connerney                       SSN:  ###-##-####
          1912 Cedar Lake Parkway
          Minneapolis, MN  28416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                     455
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                 4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                      122,963

                         (8)  SHARED DISPOSITIVE POWER

                                     455

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,202

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 11 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert A. Faulkner                          SSN:  ###-##-####
          3167 Lafayette Ridge Road
          Wayzata, MN  28391

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                     426
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                  4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                        99,629

                         (8)  SHARED DISPOSITIVE POWER

                                     426

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,173

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 12 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          James D. Nermyr                            SSN:  ###-##-####
          503 Holly Circle
          Wayzata, MN  28391

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                          6,485
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                   4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                        128,171

                         (8)  SHARED DISPOSITIVE POWER

                                            485

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,514,232

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 13 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Richard J.  Odette                            SSN:  ###-##-####
          2868 Bristol Lane
          Minnetonka, MN  28343

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                     388
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                  4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                        70,196

                         (8)  SHARED DISPOSITIVE POWER

                                     388

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,135

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 14 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Arnold A. Bernstein                        SSN:  ###-##-####
          212 West Hopkins
          Aspen, CO  81611


(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                     243,104

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 15 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles E. Baker                            SSN:  ###-##-####
          4827 Northrop Drive
          Minneapolis, MN  28406

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                      79,628

                         (8)  SHARED DISPOSITIVE POWER

                                       1,000


(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 16 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Harvey Thomas McLain                  SSN:  ###-##-####
          4752 Thomas Avenue South
          Minneapolis, MN  28410

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER

                                          1,000
     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                   4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                        102,128

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,508,744

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 17 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wendi Marie Reinl                         SSN:  ###-##-####
          920 9th Avenue
          Sacramento, CA  95822

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                  4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         7,700

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 18 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Frances A. Benson                          SSN:  ###-##-####
          3663 Park Center Blvd. #530
          St. Louis Park, MN  28416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         500

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 19 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Brian K. Benson                             SSN:  ###-##-####
          1650 Dublin Boulevard #264
          Colorado Springs, CO  80918

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       5,000

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 20 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Carrie L. Benson                            SSN:  ###-##-####
          2809 Colorado Avenue South
          St. Louis Park, MN  28416

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       5,000

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 21 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Barbara K. Bausman                       SSN:  ###-##-####
          335 South Clark Drive
          Los Angeles, CA  90048

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       1,000

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 22 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          William J. Bausman                             SSN:  ###-##-####
          6283 Kingfisher Lane
          Eden Prairie, MN  28346

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                       1,000

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 23 OF 29 PAGES



(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Charles E. Baker, Jr.                      SSN:  ###-##-####
          4916 Culver Road
          Golden Valley,  MN  28422

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         500

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 24 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Tamara Nermyr                              SSN:  ###-##-####
          13445 60th Place North #87
          Plymouth, MN  28446

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         917

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                   13G                    PAGE 25 OF 29 PAGES




(1)  NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Michelle Winters                             SSN:  ###-##-####
          4704 E. Paradise Village Pkwy No. #303
          Phoenix, AZ  85032

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (A)   /X/
                                                            (B)

(3)  SEC USE ONLY


(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                         (5)  SOLE VOTING POWER


     NUMBER OF SHARES
     BENEFICIALLY        (6)  SHARED VOTING POWER
     OWNED BY
     EACH REPORTING                4,507,747
     PERSON WITH
                         (7)  SOLE DISPOSITIVE POWER

                                         720

                         (8)  SHARED DISPOSITIVE POWER




(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,507,747

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          12.8%

(12) TYPE OF REPORTING PERSON*

          IN

CUSIP NO. 62758B109                    13G                   PAGE 26 OF 29 PAGES



ITEM 1(A).     NAME OF ISSUER

               Musicland Stores Corporation
               Commission File # 1-11014
               I.R.S. ID # 41-1623376

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               10400 Yellow  Circle Drive
               Minnetonka, Minnesota  28343

ITEM 2(A).     NAME OF PERSON(S) FILING

               See cover pages 2 through 25

ITEM 2(B).     ADDRESS OF PRINCIPAL  BUSINESS  OFFICE  OR,  IF  NONE,  RESIDENCE

               See cover pages 2 through 25

ITEM 2(C).     CITIZENSHIP

               See cover pages 2 through 25

ITEM 2(D).     TITLE OF CLASS OF SECURITIES

               See cover page 1

ITEM 2(E).     CUSIP NUMBER
               See cover page 1

          The group of individuals filing this report (the "Management Investors") are officers and former officers of the Issuer (or members of such officers' families) (see Exhibit 1) and are parties to the Management Shareholder Voting Agreement, dated as of August 24, 1988. The Management Investors were parties to said agreement and beneficially owned over 10% of the Issuer's outstanding common stock prior to the initial public offering of said stock which occurred on February 26, 1992. (See the Issuer's Form S-1 Registration Statement covering Common Stock initially filed with the Commission on July 6, 1990 - Commission File No. 33-35774).

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-l(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:
          (a)  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT
          (b)  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT
          (c)  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE ACT
          (d) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT
          (e) INVESTMENT ADVISER REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940
          (f) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND;
                 SEE RULE 13d-l(b)(1)(ii)(F)
          (g) PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-l(b)(ii)(G) (NOTE: SEE ITEM 7)
          (h)  GROUP, IN ACCORDANCE WITH RULE 13d-l(b)(1)(ii)(H)

               NOT APPLICABLE

CUSIP NO. 62758B109                    13G                   PAGE 27 OF 29 PAGES



ITEM 4.   OWNERSHIP

          (a) AMOUNT BENEFICIALLY OWNED:

                    See cover pages 2 through 25

          (b) PERCENT OF CLASS:

                    See cover pages 2 through 25

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                    (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                    (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                    (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
                    (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                    See cover pages 2 through 25

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING.

               NOT APPLICABLE


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY

               NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               SEE EXHIBIT 1

ITEM  9.  NOTICE  OF   DISSOLUTION   OF   GROUP

               NOT APPLICABLE

ITEM 10. CERTIFICATION: BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

               NOT APPLICABLE

CUSIP NO. 62758B109                    13G                   PAGE 28 OF 29 PAGES






                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                    Dated:    February 13, 1997


                    MANAGEMENT INVESTORS


                    By:       _____________________________

                              Name:  Linda Alsid Ruehle
                              Title:    Attorney-in-Fact

CUSIP NO. 62758B109                    13G                  PAGE 29 OF 29 PAGES



                                    EXHIBIT 1

                              MANAGEMENT INVESTORS


                          POSITIONS HELD WITH
                          MUSICLAND STORES CORPORATION

Jack W. Eugster           Chairman of the Board, President and C.E.O.

Gary A. Ross              President, Superstores Division

Keith A. Benson           President, Mall Stores Division

Bruce B. Bausman          Senior Vice President of Real Estate

Robert A. Henderson       Senior Vice President and General Merchandise Manager

Douglas M. Tracey         Senior Vice President of Distribution

Richard C. Casari         Vice President Corporate RIM

Paula M. Connerney        Division Senior Vice President of Stores -
                          Music Stores

Robert A. Faulkner        Vice President and Controller

James D. Nermyr           Vice President and Treasurer

Richard J. Odette         Vice President of Purchasing of Prerecorded Audio

FORMER OFFICERS:
----------------
Arnold A. Bernstein
Charles E. Baker
Larry C. Gaines
Harvey Thomas McLain

FAMILY MEMBERS:
---------------
Wendi Marie Reinl         Stepdaughter of Jack W. Eugster

Frances A. Benson         Mother of Keith A. Benson
Brian K. Benson           Children of Keith A. Benson
Carrie L. Benson                      "

Barbara K. Bausman        Children of Bruce B. Bausman
William J. Bausman                    "

Charles E. Baker, Jr.     Son of Charles E. Baker

Tamara Nermyr             Children of James D. Nermyr
Michelle Winters                      "